Exhibit 99.1

Digi International Reports First Fiscal Quarter 2012 Results

Thirty-Sixth Consecutive Quarter of Profitability, Despite Thailand Flooding Impact

(Minneapolis, MN, January 19, 2012)—Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $46.7 million for the first fiscal quarter of 2012, compared with $48.3 million for the first fiscal quarter of 2011. Net income for the first fiscal quarter of 2012 was $0.7 million, or $0.03 per diluted share, compared to $2.3 million or $0.09 per diluted share in the prior year comparable quarter. As announced in October 2011, the flooding in Thailand impacted the operations of Digi’s contract manufacturer near Bangkok. During the first fiscal quarter of 2012, Digi experienced lower revenue by approximately $3.0 million due to the flooding in Thailand, resulting in a reduction of earnings per diluted share of approximately $0.05, inclusive of additional costs incurred to reestablish limited production capabilities of our contract manufacturer. Earnings per diluted share for the first quarter of fiscal 2011 were impacted by favorable tax adjustments of $0.02.

“The Digi team did an outstanding job recovering from the Thailand flooding and the subsequent effects experienced with our key contract manufacturer there,” said Joe Dunsmore, Digi’s Chief Executive Officer. “We expect that the disruption caused by the flooding is not likely to adversely impact Digi’s results going forward.”

Business Results for the Three Months Ended December 31, 2011

Revenue from embedded products in the first fiscal quarter of 2012 was $21.8 million compared to $21.1 million in the first fiscal quarter of 2011, an increase of $0.7 million or 3.4%. Revenue from non-embedded products was $24.9 million in the first fiscal quarter of 2012 compared to $27.2 million in the first fiscal quarter of 2011, a decrease of $2.3 million, or 8.8%.

Revenue from wireless products in the first fiscal quarter of 2012 was $19.8 million, or 42.5 % of net sales, compared to $20.2 million, or 41.8% of net sales, in the first fiscal quarter of 2011, a decrease of $0.4 million, or 1.8%. Revenue from wired products was $26.8 million, or 57.5 % of net sales, in the first fiscal quarter of 2012 compared to $28.1 million, or 58.2% of net sales, in the first fiscal quarter of 2011, a decrease of $1.3 million, or 4.6%.

Revenue in North America was $27.8 million in both the first quarter of fiscal 2012 and the first quarter of fiscal 2011. Revenue in EMEA (Europe, Middle East and Africa) was $11.6 million in the first quarter of fiscal 2012 compared to $12.6 million in the comparable quarter a year ago, a decrease of $1.0 million, or 8.7%. Revenue in the Asia Pacific region was $5.6 million in the first quarter of fiscal 2012 compared to $6.1 million in the first quarter of fiscal 2011, a decrease of $0.5 million, or 8.4%. Latin American revenue was $1.7 million in the first quarter of fiscal 2012 compared to $1.8 million in the comparable quarter a year ago, a decrease of $0.1 million, or 4.0%.

Digi International Reports First Fiscal Quarter 2012 Results

Gross profit was $24.4 million in the first fiscal quarter of 2012 compared to $24.7 million in the same period of the prior year, a decrease of $0.3 million. The Thailand flooding reduced our gross profit by approximately $1.9 million due to lower revenue and additional costs incurred in the restoration of production for certain of our product lines built by our contract manufacturer located in Bangkok. The gross margin was 52.4 % in the first fiscal quarter of 2012 compared to 51.0% in the first fiscal quarter of 2011, an increase of 1.4 percentage points. The gross margin in the first fiscal quarter of 2012 reflects an impact of less than one percentage point as a result of the Thailand flooding. The gross margin was higher in the first fiscal quarter of 2012 than in the comparable period a year ago primarily due to product cost reductions, manufacturing efficiencies and reduced amortization of purchased and core technology.

Total operating expenses in the first fiscal quarter of 2012 were $23.6 million, or 50.6% of revenue, compared to $22.0 million, or 45.5% of revenue, in the first fiscal quarter of 2011. The increase in operating expenses in the first fiscal quarter of 2012 compared to the same quarter of the prior year primarily is due to increased headcount in the Sales, Marketing and Research and Development functions and other increased expenses in advancement of the iDigi® platform and other strategic initiatives. Total operating expenses for the first fiscal quarter of 2012 also included a charge of $0.2 million related to the restructuring of the Breisach, Germany manufacturing operations, which resulted in a workforce reduction of 25 positions.

Net income was $0.7 million in the first fiscal quarter of 2012, or $0.03 per diluted share, compared to $2.3 million, or $0.09 per diluted share, in the first fiscal quarter of 2011. Net income in the first fiscal quarter of 2012 included a restructuring charge of $0.2 million, net of taxes, or $0.01 per diluted share, offset by a tax benefit of $0.1 million, or $0.01 per diluted share, resulting from the reversal of tax reserves for closure of various jurisdictions’ tax matters, and a gain on sale of an investment of $0.1 million, net of taxes, with no earnings per diluted share impact. Net income in the first fiscal quarter of 2011 included a benefit of $0.6 million, or $0.02 per diluted share, resulting from the reversal of tax reserves for closure of various jurisdictions’ tax matters and for the extension of the research and development tax credit recorded in the first fiscal quarter of 2011.

Earnings before interest, taxes, depreciation and amortization in the first fiscal quarter of 2012 were $3.0 million, or 6.4% of revenue, compared to $5.1 million, or 10.5% of revenue in the first fiscal quarter of 2011.

Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $106.2 million at December 31, 2011, a decrease of $1.6 million over the comparable balances at September 30, 2011. Please refer to the Condensed Consolidated Statements of Cash Flows that are included in this earnings release for additional cash flow details. At December 31, 2011, Digi’s current ratio was 8.7 to 1 compared to 8.3 to 1 at September 30, 2011.

Digi International Reports First Fiscal Quarter 2012 Results

First Fiscal Quarter 2012 Business Highlights:

Smart Grid Expansion

•

Demonstrating increased penetration into the European energy management market, Digi announced a relationship with Honeywell subsidiary Trend France for remote monitoring and control of heating and ventilation systems. Digi will also connect Siemens AG Smart Meters across Europe via Digi X-Grid™ Solutions.

•	Expanding its list of North American energy management deployments, Digi wirelessly enabled the CIMCON street light management system on St. John, U.S. Virgin Islands.

iDigi Device Cloud

•

Showing further penetration of iDigi within the medical sector and a stronger relationship with Freescale Semiconductor, Digi launched a telehealth application kit featuring the Freescale Home Health Hub reference design that allows customers to easily create cloud-connected medical devices using the iDigi Device Cloud.

•

Digi expanded its relationship with Sprint by certifying its ConnectCore 3G system on module. This allows customers to easily add 3G Sprint connectivity to their devices and out-of-the-box cloud connectivity with the iDigi Device Cloud.

Key Wireless Product Announcements

•	Digi launched the Digi TransPort WR21, a new cellular router featuring high-end functionality for the price of a basic modem.

Digi International Reports First Fiscal Quarter 2012 Results

Reconciliation Tables:

Reconciliation of Net Income and Net Income per Diluted Share

to Non-GAAP Net Income and Net Income per Diluted Share

	Three months ended December 31,
(In thousands, except per share amounts)	2012		2011
Net income and net income per common share, diluted	$724	$0.03	$2,316	$0.09
Restructuring reserve, net of taxes	153	0.01	(33)	—
Gain on sale of investment, net of taxes	(88)	0.00	—	—
Discrete tax benefits for reversal of tax reserves for closure of various jurisdictions’ tax matters and for extended research and development tax credit recorded in the first quarter of fiscal 2011	(123)	(0.01)	(575)	(0.02)

Non-GAAP net income and net income per diluted share	$666	$0.03	$1,708	$0.07

Digi International Reports First Fiscal Quarter 2012 Results

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization

(In thousands of dollars)

	For the three months ended December 31, 2011	% of net sales	For the three months ended December 31, 2010	% of net sales
Net sales	$46,662	100.0%	$48,334	100.0%

Net income	724	1.6%	2,316	4.8%
Interest income, net	(72)	-0.2%	(31)	-0.1%
Income tax provision	311	0.7%	368	0.8%
Depreciation and amortization	2,029	4.3%	2,410	5.0%

Earnings before interest, taxes, depreciation and amortization	$2,992	6.4%	$5,063	10.5%

Update on Thailand Flooding

On October 26, 2011, Digi announced that the flooding in Thailand impacted the operations of its contract manufacturer located near Bangkok, Thailand. The contractor’s main manufacturing facility remains closed, although reduced capacity was reestablished during the most recent quarter at the contract manufacturer’s back-up facility which is also located in Bangkok and was not impacted by the flooding. In addition, Digi has reallocated some production requirements normally fulfilled in Thailand to its U.S. manufacturing facility as well as to other contract manufacturers Digi currently uses. Digi presently anticipates that the disruption to manufacturing caused by the flooding in Thailand is not likely to impact fiscal second quarter 2012 revenue adversely. Digi expects that the impact of the Thailand flooding for the full fiscal year 2012 will have a minimal impact on revenue, and the impact to gross margin will be less than one percentage point. These expectations remain subject to change as available capacity for manufacturing at the facilities in Thailand, as well as those of other contract manufacturers, may fluctuate.

Guidance

For the second fiscal quarter of 2012, Digi projects revenue in a range of $50 million to $55 million, with a most likely revenue of approximately $52.5 million. Digi projects net income per diluted share to be in a range of $0.08 to $0.13 for the second fiscal quarter of 2012.

Digi previously had projected revenue for the full fiscal year 2012 in a range of $210 million to $235 million and net income per diluted share in a range of $0.38 to $0.64. In light of the first quarter 2012 results, Digi expects the most likely revenue and net income per diluted share to be in the bottom half of these previously announced ranges. This acknowledges the current uncertainty about general economic conditions for the remainder of the fiscal year, which make it difficult to provide more precise guidance at this time.

Digi International Reports First Fiscal Quarter 2012 Results

First Fiscal Quarter 2012 Conference Call Details

Digi invites all those interested in hearing management’s discussion of its quarter, on Thursday, January 19, 2012 after market close at 5:00 p.m. EST (4:00 p.m. CST), to join the call by dialing (800) 299-7928 and entering passcode 49675524. International participants may access the call by dialing (617) 614-3926 and entering passcode 49675524. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing 1 (888) 286-8010 for domestic participants or 1 (617) 801-6888 for international participants and entering access code 53795501 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website at www.digi.com. The webcast will remain on our website for one week after the live session is completed.

A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi’s website at www.digi.com.

About Digi International

Digi International is making wireless M2M easy by developing reliable products and solutions to connect and securely manage local or remote electronic devices over the network or via the Web. Digi offers the highest levels of performance, flexibility and quality, and markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s website at www.digi.com, or call 877-912-3444.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that negatively impacted our supply chain and customers such as the recent flooding in Thailand that has impacted the operations of one of our contract manufacturers and has impacted our operations and financial results, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks,

Digi International Reports First Fiscal Quarter 2012 Results

uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2011 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company’s future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Presentation of Non-GAAP Financial Measures

This release includes historical non-GAAP net income and net income per diluted share data, and earnings before interest, taxes, depreciation and amortization (EBITDA).

We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.

We believe that providing historical and adjusted net income and net income per diluted share exclusive of restructuring expenses and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of EBITDA as a percentage of net sales is useful to investors because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. Management believes that such information helps investors compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.

Digi International Reports First Fiscal Quarter 2012 Results

Investor Contacts:

Steve Snyder

Digi International

952-912-3637

Email: steve.snyder@digi.com

Erika Moran

The Investor Relations Group

212-825-3210

Email: mail@investorrelationsgroup.com

For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports First Fiscal Quarter 2012 Results

Digi International Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,
	2011	2010
Net sales	$46,662	$48,334
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	21,708	22,820
Amortization of purchased and core technology	524	848

Gross profit	24,430	24,666
Operating expenses:
Sales and marketing	10,099	9,798
Research and development	8,232	7,808
General and administrative	4,474	3,753
Intangibles amortization	573	692
Restructuring	236	(50)

Total operating expenses	23,614	22,001

Operating income	816	2,665
Other income (expense):
Interest income, net	72	31
Other income (expense)	147	(12)

Total other income, net	219	19

Income before income taxes	1,035	2,684
Income tax provision	311	368

Net income	$724	$2,316

Net income per common share, basic	$0.03	$0.09

Net income per common share, diluted	$0.03	$0.09

Weighted average common shares, basic	25,639	25,110

Weighted average common shares, diluted	26,143	25,445

Digi International Reports First Fiscal Quarter 2012 Results

Digi International Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2011	September 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$42,568	$54,684
Marketable securities	54,130	51,524
Accounts receivable, net	23,920	26,433
Inventories	25,221	23,986
Deferred tax assets	2,595	2,610
Other	4,355	2,997

Total current assets	152,789	162,234
Marketable securities	9,511	1,603
Property, equipment and improvements, net	16,033	15,370
Identifiable intangible assets, net	13,199	14,360
Goodwill	85,607	86,012
Deferred tax assets	4,285	3,771
Other	519	545

Total assets	$281,943	$283,895

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,224	$6,492
Accrued compensation	5,173	7,758
Accrued warranty	1,007	941
Other	4,154	4,295

Total current liabilities	17,558	19,486
Deferred tax liabilities	741	813
Income taxes payable	2,402	2,620
Other noncurrent liabilities	184	260

Total liabilities	20,885	23,179
Total stockholders’ equity	261,058	260,716

Total liabilities and stockholders’ equity	$281,943	$283,895

Digi International Reports First Fiscal Quarter 2012 Results

Digi International Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended December 31,
	2011	2010
Operating activities:
Net income	$724	$2,316
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	784	713
Amortization of identifiable intangible assets	1,245	1,697
Bad debt/product return provision, net	323	90
Inventory obsolescence	476	201
Excess tax benefits from stock-based compensation	(13)	(59)
Stock-based compensation	931	871
Deferred income taxes	(583)	(584)
Restructuring	236	(50)
Other	(274)	110
Changes in operating assets and liabilities	(3,607)	(557)

Net cash provided by operating activities	242	4,748

Investing activities:
Purchase of marketable securities	(22,789)	(2,174)
Proceeds from maturities of marketable securities	12,298	11,409
Proceeds from sale of investment	135	—
Purchase of property, equipment, improvements and certain other intangible assets	(1,624)	(721)

Net cash (used in) provided by investing activities	(11,980)	8,514

Financing activities:
Excess tax benefits from stock-based compensation	13	59
Proceeds from stock option plan transactions	150	443
Proceeds from employee stock purchase plan transactions	314	269

Net cash provided by financing activities	477	771
Effect of exchange rate changes on cash and cash equivalents	(855)	(770)

Net (decrease) increase in cash and cash equivalents	(12,116)	13,263
Cash and cash equivalents, beginning of period	54,684	50,943

Cash and cash equivalents, end of period	$42,568	$64,206